Exhibit 10(j)

NORTHROP GRUMMAN

SUPPLEMENTAL PLAN 2

(Amended and Restated Effective as of October 1, 2004)

TABLE OF CONTENTS

ARTICLE I Definitions		1
1.01	Affiliated Companies	1
1.02	Board of Directors	1
1.03	CIC Plans	1
1.04	Code	1
1.05	Company	1
1.06	Deferred Compensation Plan	1
1.07	ERISA	1
1.08	Participant	1
1.09	Pension Plan	1
1.10	Plan	2
1.11	Program	2
1.12	Qualified Plan	2
1.13	Termination of Employment	2
ARTICLE II General Provisions		3
2.01	In General	3
2.02	Treatment of 2000 Ad Hoc Increases for Retirees	3
2.03	Forms and Times of Benefit Payments	3
2.04	Beneficiaries and Spouses	4
2.05	Amendment and Plan Termination	4
2.06	Not an Employment Agreement	5
2.07	Assignment of Benefits	5
2.08	Nonduplication of Benefits	6
2.09	Funding	6
2.10	Construction	6
2.11	Governing Law	7
2.12	Actions by Company	7
2.13	Plan Representatives	7
2.14	Number	7
ARTICLE III Lump Sum Election		8
3.01	In General	8
3.02	Election	8
3.03	Lump Sum—Retirement Eligible	9
3.04	Lump Sum—Not Retirement Eligible	10
3.05	Lump Sums with CIC Severance Plan Election	10
3.06	Calculation of Lump Sum	11
3.07	Spousal consent	12

i

Note: All Appendices are saved as separate documents.

Confidential documents may be requested from Benefits Strategy & Design.

APPENDIX A Northrop Supplemental Retirement Income Program For Senior Executives

APPENDIX B ERISA Supplemental Program 2

APPENDIX C Arthur F. Dauer Program (Confidential)

APPENDIX D Nelson Gibbs, Jr. Program (Confidential)

APPENDIX E Oliver Boileau Program (Confidential)

APPENDIX F CPC Supplemental Executive Retirement Program

APPENDIX G Officers Supplemental Executive Retirement Program

APPENDIX H Robert P. Iorizzo Program

ii

Exhibit 10(d)

The Northrop Grumman Supplemental Plan 2 (“the Plan”) is hereby amended and restated effective as of October 1, 2004. The restatement is intended solely to incorporate into the Plan document previously adopted amendments to the Plan and is not intended to make substantive changes to the Plan.

The Plan was last restated effective July 1, 2003. Subsequently, the Plan was amended in May 2004 to revise the definition of “Pension Plan.”

ARTICLE I

Definitions

For purposes of the Plan, the following terms, when capitalized, will have the following meanings:

1.01	Affiliated Companies. The Company and any other entity related to the Company under the rules of section 414 of the Code. The Affiliated Companies include Northrop Grumman Corporation and its 80%-owned subsidiaries and may include other entities as well.

1.02	Board of Directors. The Board of Directors of the Company.

1.03	CIC Plans. Northrop Grumman Corporation Change-In-Control Severance Plan (effective August 1, 1996, as amended) or the Northrop Grumman Corporation March 2000 Change-In-Control Severance Plan.

1.04	Code. The Internal Revenue Code of 1986, as amended.

1.05	Company. Northrop Grumman Corporation.

1.06	Deferred Compensation Plan. The Northrop Grumman Deferred Compensation Plan and the Northrop Grumman Savings Excess Plan.

1.07	ERISA. The Employee Retirement Income Security Act of 1974, as amended.

1.08	Participant. Any employee of the Company who is eligible for benefits under a particular Program and has not received full payment under the Program.

1.09	Pension Plan.

(a)	The Northrop Grumman Pension Plan (subject to the special effective dates noted below for the following merged plans)

•	The Northrop Grumman Retirement Value Plan (effective as of January 1, 2000)

•	The Northrop Grumman Commercial Aircraft Division Salaried Retirement Plan (effective as of July 1, 2000)

•	The Grumman Pension Plan (effective as of July 1, 2003)

(b)	The Northrop Grumman Electronic Systems – Space Division Consolidated Pension Plan (effective as of October 22, 2001)

(c)	The Northrop Grumman Norden Systems Employee Retirement Plan (effective July 1, 2003)

1.10	Plan. The Northrop Grumman Supplemental Plan 2.

1.11	Program. One of the eligibility and benefit structures described in the Appendices.

1.12	Qualified Plan. The Northrop Grumman Pension Plan and Cash Balance Plans (as defined under the Northrop Grumman Pension Plan).

1.13	Termination of Employment. Complete termination of employment with the Affiliated Companies.

(a)	If a Participant leaves one Affiliated Company to go to work for another, he or she will not have a Termination of Employment.

(b)	A Participant will have a Termination of Employment if he or she leaves the Affiliated Companies because the affiliate he or she works for ceases to be an Affiliated Company because it is sold or spunoff.

ARTICLE II

General Provisions

2.01	In General. The Plan contains a number of different benefit Programs which are set forth in the Appendices. The Appendices describe the eligibility conditions and the amount of benefits payable under the Programs. The Company, in its sole discretion, will determine all eligibility conditions, make all benefit determinations, and otherwise exercise sole authority to interpret the Plan and Programs.

2.02	Treatment of 2000 Ad Hoc Increases for Retirees. In no event, however, (1) will this Plan pay any amount of a Participant’s retirement benefit, if any, attributable to the “2000 Ad Hoc Increase for Retirees” Appendix added to certain of the Company’s tax-qualified plans pursuant to the Board of Directors resolution adopted May 17, 2000, or (2) will a Participant be entitled to a benefit (or an increased benefit) from or as a result of participation in this Plan under the Board of Directors resolution adopted May 17, 2000.

2.03	Forms and Times of Benefit Payments. The Company will determine the form and timing of benefit payments in its sole discretion unless particular rules regarding the form and timing of benefit payments are set forth in a Program or where a lump sum election under Article III is applicable.

(a)	For payments made to supplement those of a particular tax-qualified retirement or savings plan, the Company will only select among the options available under that plan, using the same actuarial adjustments used in that plan, except in cases of lump sums.

(b)	Whenever the present value of the amount payable under a particular Program does not exceed $10,000, it will be paid in the form of a single lump sum as of the first of the month following Termination of Employment. The lump sum will be calculated using the factors and methodology described in Section 3.06 below.

(c)	No payments will commence under this Plan until a Participant has a Termination of Employment, even in cases where benefits have commenced under a qualified retirement plan for Participants over age 70½, or for any other reason.

2.04	Beneficiaries and Spouses. If the Company selects a form of payment which includes a survivor benefit, the Participant may make a beneficiary designation, which may be changed at any time prior to commencement of benefits. A beneficiary designation must be in writing and will be effective only when received by the Company.

(a)	If a Participant is married on the date his or her benefits are scheduled to commence, his or her beneficiary will be his or her spouse unless some other beneficiary is named with spousal consent. Spousal consent, to be effective, must be submitted in writing before benefits commence and must be witnessed by a Plan representative or notary public. No spousal consent is necessary if the Company determines that there is no spouse or that the spouse cannot be found.

(b)	With respect to Programs designed to supplement tax-qualified retirement or savings plans, the Participant’s spouse will be the spouse as determined under the underlying tax-qualified plan. Otherwise, the Participant’s spouse will be determined by the Company in its sole discretion.

2.05	Amendment and Plan Termination. The Company may, in its sole discretion, by written resolution adopted by the Board of Directors or its delegate, terminate, suspend or amend this Plan at any time or from time to time, in whole or in part.

(a)	Except as provided in (f) and Section 2.09, no amendment, suspension or termination of the Plan may, without the consent of a Participant, affect the Participant’s right or the right of the surviving spouse to receive benefits in accordance with this Plan as in effect on the date the employee becomes a Participant.

(b)	The Participant’s rights to benefits following any amendment which are preserved by (a) will be determined as if he or she terminated employment immediately prior to the adoption of the amendment (or its effective date, if later). The determination in the preceding sentence will be based on the relevant factors at that time, such as the Participant’s compensation history, service credits and Code limitations on benefits.

(c)	In the case of the Program set forth in Appendix B, however, the determination in (b) will be adjusted downward to take into account any post-amendment increases in benefits provided by the Company’s tax-qualified retirement and savings plans, to the extent such benefits are also a factor in the benefits due under this Plan. To the extent any amendment to the Pension Plans increases benefits in plan years for which a Participant already has received his or her benefits under the Plan, the Plan may offset the Participant’s future benefits or take other reasonable steps solely to correct any duplicative payment of benefits.

Example 1: Assume an amendment eliminates all future benefits under a particular Program. Assume that the Program provides a level of benefits reduced by benefits paid under a tax-qualified plan. Assume further that as of the date of the amendment, a Participant’s level of benefits under the Plan is $150/month less a tax-qualified plan benefit of $100/month, leaving the Participant a net benefit of $50. Under paragraph (b), the Participant’s right to that $50 would be preserved.

Example 2: Same as Example 1, but assume that later the Participant’s tax-qualified plan benefit increases to $120/month. Under the provisions of this paragraph (c), for future months, the Participant would only be entitled to $30 under this Plan.

Example 3: Same as Example 2, but assume that the Participant’s tax-qualified plan benefit increases to $120/month in a plan year for which the Participant already received his benefit of $50/month from the Plan. Under the provisions of this paragraph (c), the Participant would have received the same benefits of $20/month (or its actuarial equivalent) under the tax-qualified plans and under this Plan. To correct this, the Plan could either obtain reimbursement from the tax-qualified plan of the amounts previously paid under this Plan but which are now an obligation of the tax-qualified plan or temporarily decrease the Participant’s benefits in future months by $20 until the full amount of excess benefits is offset.

(d)	In addition, the determination in (b) will also be adjusted to take into account post-amendment decreases in a Participant’s compensation.

(e)	The rights of surviving spouses claiming benefits under the Plan with respect to a Participant will be preserved and limited in the same fashion as a Participant’s benefits.

(f)	The Company may, in its sole discretion, by written resolution adopted by the Board of Directors or its delegate, amend or eliminate any of the provisions of the Plan with respect to lump sum distributions at any time, including the calculation factors of Section 3.06. This applies whether or not a Participant has already made a lump sum election.

(g)	The Company may, in its sole discretion, seek reimbursement from the Company’s tax-qualified plans to the extent this Plan pays tax-qualified plan benefits to which Participants were entitled to or became entitled to under the tax-qualified plans.

2.06	Not an Employment Agreement. Nothing contained in this Plan gives any Participant the right to be retained in the service of the Company, nor does it interfere with the right of the Company to discharge or otherwise deal with Participants without regard to the existence of this Plan.

2.07	Assignment of Benefits. A Participant, surviving spouse or beneficiary may not, either voluntarily or involuntarily, assign, anticipate, alienate, commute, sell, transfer, pledge or encumber any benefits to which he or she is or may become entitled under the Plan, nor may Plan benefits be subject to attachment or garnishment by any of their creditors or to legal process.

2.08	Nonduplication of Benefits. This Section applies if, despite Section 2.07, with respect to any Participant (or his or her beneficiaries), the Company is required to make payments under this Plan to a person or entity other than the payees described in the Plan. In such a case, any amounts due the Participant (or his or her beneficiaries) under this Plan will be reduced by the actuarial value of the payments required to be made to such other person or entity.

(a)	Actuarial value will be determined using the factors and methodology described in Section 3.06 below (in the case of lump sums) and using the actuarial assumptions in the underlying Pension Plan in all other cases.

(b)	In dividing a Participant’s benefit between the Participant and another person or entity, consistent actuarial assumptions and methodologies will be used so that there is no increased actuarial cost to the Company.

2.09	Funding. Participants have the status of general unsecured creditors of the Company and the Plan constitutes a mere promise by the Company to make benefit payments in the future. The Company may, but need not, fund benefits under the Plan through a trust. If it does so, any trust created by the Company and any assets held by the trust to assist it in meeting its obligations under the Plan will conform to the terms of the model trust, as described in Internal Revenue Service Revenue Procedure 92-64, but only to the extent required by Internal Revenue Service Revenue Procedure 92-65. It is the intention of the Company and Participants that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA.

(a)	Any funding of benefits under this Plan will be in the Company’s sole discretion. The Company may set and amend the terms under which it will fund and may cease to fund at any time.

(b)	To the extent the Company gives Participants and beneficiaries enforceable rights to funding, those rights must be determined under the terms of other documents. No such rights exist under this Plan document and the restrictions on amendments in this Plan document will in no case apply to restrict the Company’s right to cease or alter the terms of any funding.

2.10	Construction. The Company shall have full discretion to construe and interpret the terms and provisions of this Plan, to make factual determinations and to remedy possible inconsistencies and omissions. The Company’s interpretations, constructions and remedies shall be final and binding on all parties, including but not limited to the Affiliated Companies and any Participant or beneficiary. The Company shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.

2.11	Governing Law. This Plan shall be governed by the law of the State of California, except to the extent superseded by federal law.

2.12	Actions by Company. Any powers exercisable by the Company under the Plan shall be utilized by written resolution adopted by the Board of Directors or its delegate. The Board of Directors may by written resolution delegate any of the Company’s powers under the Plan and any such delegations may provide for subdelegations, also by written resolution.

2.13	Plan Representatives. Those authorized to act as Plan representatives will be designated in writing by the Board of Directors or its delegate.

2.14	Number. The singular, where appearing in this Plan, will be deemed to include the plural, unless the context clearly indicates the contrary.

ARTICLE III

Lump Sum Election

3.01	In General. This Article sets forth the rules under which Participants may elect to receive their benefits in a lump sum. Except as provided in Section 3.05, this Article does not apply to employees in cases where benefits under a particular Program do not exceed $10,000 and so are automatically payable in lump sum form under Section 2.02. This Article will not apply if a particular Program so provides.

3.02	Election. Participants may elect to have their benefits paid in the form of a single lump sum under this Section.

(a)	An election to take a lump sum may be made at any time during the 60-day period prior to Termination of Employment and covers both—

(1)	Benefits payable to the Participant during his or her lifetime, and

(2)	Survivor benefits (if any) payable to the Participant’s beneficiary, including preretirement death benefits (if any) payable to the Participant’s spouse.

(b)	An election does not become effective until the earlier of:

(1)	the Participant’s Termination of Employment, or

(2)	the Participant’s death.

(c)	Before the election becomes effective, it may be revoked.

(d)	If a Participant does not have a Termination of Employment within 60 days after making an election, the election will never take effect.

(e)	An election may only be made once. If it fails to become effective after 60 days or is revoked before becoming effective, it cannot be made again at a later time.

(f)	After a Participant has a Termination of Employment, no election can be made.

(g)	If a Participant dies before making a lump sum election, his or her spouse may not make a lump sum election with respect to any benefits which may be due the spouse.

(h)	Elections to receive a lump sum must be made in writing and must include spousal consent if the Participant is married. Elections and spousal consent must be witnessed by a Plan representative or a notary public.

3.03	Lump Sum—Retirement Eligible. If a Participant with a valid lump sum election in effect under Section 3.02 has a Termination of Employment after he or she is entitled to commence benefits under the Pension Plans, payments will be made in accordance with this Section.

(a)	Monthly benefit payments will be made for up to 12 months, commencing the first of the month following Termination of Employment. Payments will be made:

(1)	in the case of a Participant who is not married on the date benefits are scheduled to commence, based on a straight life annuity for the Participant’s life and ceasing upon the Participant’s death should he or she die before the 12 months elapse, or

(2)	in the case of a Participant who is married on the date benefits are scheduled to commence, based on a joint and survivor annuity form—

(A)	with the survivor benefit equal to 50% of the Participant’s benefit;

(B)	with the Participant’s spouse as the survivor annuitant;

(C)	determined by using the contingent annuitant option factors used to convert straight life annuities to 50% joint and survivor annuities under the Northrop Grumman Retirement Plan; and

(D)	with all payments ceasing upon the death of both the Participant and his or her spouse should they die before the 12 months elapse.

(b)	As of the first of the 13th month, the present value of the remaining benefit payments will be paid in a single lump sum. Payment of the lump sum will be made to the Participant if he or she is still alive, or, if not, to his or her surviving spouse, if any.

(c)	No lump sum payment will be made if:

(1)	The Participant is receiving monthly benefit payments in the form of a straight life annuity and the Participant dies before the time the lump sum payment is due.

(2)	The Participant is receiving monthly benefit payments in a joint and survivor annuity form and the Participant and his or her spouse both die before the time the lump sum payment is due.

(d)	A lump sum will be payable to a Participant’s spouse as of the first of the month following the date of the Participant’s death, if:

(1)	the Participant dies after making a valid lump sum election but prior to commencement of any benefits under this Plan;

(2)	the Participant is survived by a spouse who is entitled to a preretirement surviving spouse benefit under this Plan; and

(3)	the spouse survives to the first of the month following the date of the Participant’s death.

3.04	Lump Sum—Not Retirement Eligible. If a Participant with a valid lump sum election in effect under Section 3.02 has a Termination of Employment before he or she is entitled to commence benefits under the Pension Plans, payments will be made in accordance with this Section.

(a)	No monthly benefit payments will be made.

(b)	Following Termination of Employment, a single lump sum payment of the benefit will be made on the first of the month following 12 months after the date of the Participant’s Termination of Employment.

(c)	A lump sum will be payable to a Participant’s spouse as of the first of the month following the date of the Participant’s death, if:

(1)	the Participant dies after making a valid lump sum election but prior to commencement of any benefits under this Plan;

(2)	the Participant is survived by a spouse who is entitled to a preretirement surviving spouse benefit under this Plan; and

(3)	the spouse survives to the first of the month following the date of the Participant’s death.

(d)	No lump sum payment will be made if the Participant is unmarried at the time of death and dies before the time the lump sum payment is due.

3.05	Lump Sums with CIC Severance Plan Election. A Participant who elects lump sum payments of all his or her nonqualified benefits under the CIC Plans is entitled to have his or her benefits paid as a lump sum calculated under the terms of the applicable CIC Plan. Otherwise, benefit payments are governed by the general provisions of this Article, which provide different rules for calculating the amount of lump sum payments.

3.06	Calculation of Lump Sum.

(a)	The factors to be used in calculating the lump sum are as follows:

(1)	Interest: Whichever of the following two rates that produces the smaller lump sum:

(A)	the discount rate used by the Company for purposes of Statement of Financial Accounting Standards No. 87 of the Financial Accounting Standards Board as disclosed in the Company’s annual report to shareholders for the year end immediately preceding the date of distribution, or

(B)	the applicable interest rate under section 417(e)(3) of the Code that would be used to calculate a lump sum value for the benefit under the Pension Plans.

(2)	Mortality: the applicable mortality table under section 417(e)(3) of the Code, which would be used to calculate a lump sum value for the benefit under the Pension Plans.

(3)	Increase in Section 415 Limit: 4% per year.

(4)	Age: Age rounded to the nearest month on the date the lump sum is payable.

(5)	Variable Unit Values: Variable Unit Values are presumed not to increase for future periods after the date the lump sum is payable.

(b)	The annuity to be converted to a lump sum will be the remaining annuity currently payable to the Participant or his or her beneficiary at the time the lump sum is due.

(1)	For example, assume a Participant is receiving benefit payments in the form of a 50% joint and survivor annuity.

(2)	If the Participant and the survivor annuitant are both still alive at the time the lump sum payment is due, the present value calculation will be based on the remaining benefits that would be paid to both the Participant and the survivor in the annuity form.

(3)	If only the survivor is alive, the calculation will be based solely on the remaining 50% survivor benefits that would be paid to the survivor.

(4)	If only the Participant is alive, the calculation will be based solely on the remaining benefits that would be paid to the Participant.

(5)	In the case of a Participant who dies prior to commencement of benefits under this Plan so that only a preretirement surviving spouse benefit (if any) is payable, the lump sum will be based solely on the value of the preretirement surviving spouse benefit.

(c)	In the case of a lump-sum under Section 3.05 (related to lump sums with a CIC Severance Plan election), the lump-sum amount will be calculated as described in that section and the rules of this Section 3.06 are not used.

3.07	Spousal consent. Spousal consent, as required for elections as described above, need not be obtained if the Company determines that there is no spouse or the spouse cannot be located.

* * *

IN WITNESS WHEREOF, this Amendment and Restatement is hereby executed by a duly authorized officer on this 22 day of February, 2005.

NORTHROP GRUMMAN CORPORATION

By:	/s/ J. Michael Hateley
J. Michael Hateley
Corporate Vice President and Chief Human
Resources and Administrative Officer